UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2019

AROTECH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23336	95-4302784
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1229 Oak Valley Drive, Ann Arbor, Michigan		48108
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 800-281-0356

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	ARTX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On September 22, 2019, Arotech Corporation, a Delaware corporation (“Arotech” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Argonaut Intermediate, Inc., a Delaware corporation (“Parent”), and Argonaut Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), providing for the acquisition of the Company by Parent. Pursuant to the terms of the Merger Agreement, Merger Sub will, at the closing of the transactions contemplated by the Merger Agreement, merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”).

Prior to the execution of the Merger Agreement, the Board of Directors of the Company (the “Board”), acting upon the unanimous recommendation of a special committee of independent directors (the “Special Committee”), unanimously (i) determined that the terms and provisions of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) determined that it is advisable and in the best interests of the Company and its stockholders to enter into the Merger Agreement and to consummate the transactions contemplated thereby, including the Merger, and (iv) resolved to recommend the adoption of the Merger Agreement by the stockholders of the Company (the “Company Board Recommendation”).

Pursuant to the Merger Agreement, each share (a “Share”) of common stock of the Company, par value $0.01 per share (the “Common Stock”) (other than Cancelled Shares (as defined in the Merger Agreement) and Dissenting Shares (as defined in the Merger Agreement)), issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) shall be automatically converted into the right to receive $3.00 in cash (the “Merger Consideration”), net of applicable tax withholding, without interest, payable to the holder thereof upon surrender of such Shares in the manner provided in the Merger Agreement.

Pursuant to the terms of the Merger Agreement, at the Effective Time, each restricted stock unit award in respect of Shares that is outstanding immediately prior to the Effective Time (a “Company RSU”) shall fully vest (including Company RSUs subject to performance-based vesting) and shall be cancelled and converted automatically into the right to receive an amount in cash, without interest, equal to the product of (i) the amount of the Merger Consideration and (ii) the total number of Shares underlying such Company RSU, net of applicable tax withholding.

Pursuant to the terms of the Merger Agreement, at the Effective Time, all restrictions and vesting requirements with respect to each share of restricted stock that is outstanding immediately prior to the Effective Time (“Company Restricted Stock”) shall at the Effective Time, lapse and all such shares of Company Restricted Stock shall be vested in full. Each holder of shares of Company Restricted Stock shall be treated as a holder of Shares for all purposes of the Merger Agreement and receive Merger Consideration for such shares in accordance with the Merger Agreement.

In connection with the approval of the Merger Agreement, the Compensation Committee of the Board and the Board approved (i) the acceleration of all Company RSUs (including Company RSUs subject to performance-based vesting conditions), and (ii) the lapse of all restrictions and vesting requirements with respect to each share of Company Restricted Stock, each subject to and conditioned upon the closing of the Merger. The Company has no outstanding stock options.

The consummation of the Merger is not subject to any financing condition. Concurrently with the execution of the Merger Agreement, Greenbriar Equity Fund IV, L.P., and certain of its affiliated investment funds provided an equity financing commitment letter to Parent (the “Equity Commitment Letter”), pursuant to which they have committed to provide to Parent, on the terms and subject to the conditions set forth in the Equity Commitment Letter, at or immediately prior to the closing of the Merger, an equity contribution of an aggregate amount up to $84,500,000. The Company is a third party beneficiary to the Equity Commitment Letter.

The Merger Agreement contains customary representations and warranties of the Company, Parent and Merger Sub. The Merger Agreement also contains customary covenants and agreements, including with respect to the operation of the business of the Company and its subsidiaries between signing and closing, governmental filings and approvals, public disclosures and similar matters.

The consummation of the transactions contemplated by the Merger Agreement is subject to the satisfaction or waiver (if permitted by law) of certain customary closing conditions, including, without limitation, (i) the absence of any law or order (whether temporary, preliminary, or permanent) enacted, entered, promulgated, or enforced by any governmental entity which prohibits, restrains, or enjoins the consummation of the Merger, and (ii) obtaining the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Shares entitled to vote thereon in favor of the adoption of the Merger Agreement (the “Company Stockholder Approval”).

The Merger Agreement contains certain termination rights for the Company and Parent, including, among others, (i) by mutual written consent of the Company and Parent, (ii) by either the Company or Parent if the Merger is not consummated on or prior to 5:00 p.m. Eastern Time on March 13, 2020, (iii) by either the Company or Parent if a final and nonappealable order by a governmental entity has been issued permanently restraining, enjoining, or otherwise prohibiting the consummation of the Merger, (iv) by either the Company or Parent if the other party has breached or failed to perform any of its representations, warranties, covenants, or agreements under the Merger Agreement such that a closing condition is not satisfied (subject to notice and cure and other customary exceptions), (v) by either the Company or Parent if, upon a vote taken thereon at a meeting of the stockholders of the Company, the Merger Agreement is not adopted by the Company Stockholder Approval, (vi) by the Company if Parent fails to close the Merger when required to do so under the Merger Agreement, (vii) by Parent if the Board changes, withholds, or withdraws the Company Board Recommendation prior to obtaining the Company Stockholder Approval (an “Adverse Company Board Recommendation Change”), (viii) by Parent if the Company commits a Willful Breach (as defined in the Merger Agreement) of any of its obligations under the non-solicitation provisions of the Merger Agreement, or (ix) by the Company prior to obtaining the Company Stockholder Approval to accept a Superior Proposal (as defined below).

Upon termination of the Merger Agreement in accordance with its terms, under specified circumstances, including (i) by the Company to accept a Superior Proposal, (ii) by Parent upon an Adverse Company Board Recommendation Change, or (iii) in certain other specified circumstances where the Company enters into an alternative acquisition within twelve (12) months after termination of the Merger Agreement, the Company will be required to pay Parent a fee of $2,400,000 (the “Company Termination Fee”). In the event the Merger Agreement is terminated by Parent (i) in response to an Adverse Company Board Recommendation Change or (ii) because the Company commits a Willful Breach (as defined in the Merger Agreement) of any of its obligations under the non-solicitation provisions of the Merger Agreement, the Company will be required to pay Parent an amount equal to that required to reimburse Parent,

Merger Sub, and their respective affiliates for all reasonable and documented out-of-pocket fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, up to $800,000. The Merger Agreement also provides that Parent will pay the Company a fee of $3,200,000 if the Company terminates the Merger Agreement because (i) Parent or Merger Sub has breached or failed to perform any of its representations, warranties, covenants, or agreements under the Merger Agreement such that a closing condition is not satisfied (subject to notice and cure and other customary exceptions) or (ii) Parent fails to close the Merger when required to do so under the Merger Agreement.

During the period beginning upon the execution of the Merger Agreement and continuing until 12:01 a.m. New York City time on Tuesday, October 22, 2019 (the “Go-Shop Period”), the Company is permitted to, directly or indirectly, initiate, solicit, facilitate, and encourage alternative acquisition proposals, provide access to non-public information pursuant to an acceptable confidentiality agreement and engage or enter into, continue, or otherwise participate in any discussions or negotiations with respect to any acquisition proposal. Following the expiration of the Go-Shop Period, the Company will cease such activities, and be subject to customary “no-shop” restrictions on its ability to solicit acquisition proposals from third parties and to provide non-public information to and engage in discussions with a third party in relation to an acquisition proposal, except that the Company may continue to engage in the aforementioned activities with third parties from whom the Company has received an acquisition proposal during the Go-Shop Period that the Special Committee has determined constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) and has determined that the failure to take such actions would be inconsistent with the Board’s fiduciary duties.

Prior to obtaining the Company Stockholder Approval, the Board may change its recommendation that stockholders vote to adopt the Merger Agreement (i) in response to any positive material event or development or material change in circumstances with respect to the Company and its subsidiaries, taken as a whole, that (A) was not actually known or reasonably foreseeable to the Special Committee or the Board as of, or prior to, the date of the Merger Agreement and (B) does not relate to any alternative acquisition proposal or Superior Proposal, in each case other than (x) an effect resulting from a breach of the Merger Agreement by the Company or any of its subsidiaries, (y) changes in the market price or trading volume of the Shares, in and of itself, or (z) the fact that the Company meets or exceeds any internal or published projections, forecasts, budgets, plans for any period, in and of itself (an “Intervening Event”) or (ii) if the Company has received an acquisition proposal involving more than fifty percent (50%) of the Company’s assets or outstanding shares of Common Stock that the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated in accordance with its terms and, among other things, if consummated, would be more favorable to the Company’s stockholders than the Merger (a “Superior Proposal”) (in which case the Company may also terminate the Merger Agreement to enter into such Superior Proposal, subject to certain conditions including payment of the Company Termination Fee, as described above), if, in either case, the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to change its recommendation in such circumstances would reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law.

Before the Board may change its recommendation in connection with an Intervening Event or a Superior Proposal, or terminate the Merger Agreement to accept a Superior Proposal, the Company must provide Parent three (3) business days’ notice in the case of an Intervening Event or a Superior Proposal that the Board intends to effect such an Adverse Company Board Recommendation Change, during which period the Company will negotiate with Parent (to the extent requested by Parent) to enable Parent to revise the terms of the Merger Agreement so that the failure to make such an Adverse Company Board Recommendation Change in respect of the Intervening Event would no longer be inconsistent with the Board’s exercise of its fiduciary duties or that the alternative acquisition proposal no longer constitutes a Superior Proposal. Each time modifications to any material term of such alternative acquisition proposal determined to be a Superior Proposal are made, the Company must notify Parent of such modification and such three (3) business day period will recommence and be extended for two (2) business days from the date of such notification.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Voting Agreement

In connection with the Merger Agreement, Jon B. Kutler, who owns or controls in the aggregate approximately 7.1% of the Company’s outstanding Shares of Common Stock as of September 22, 2019, has entered into a voting agreement (on behalf of himself, Admiralty Partners, Inc., and his family trusts) with the Company and Parent dated September 22, 2019 (the “Voting Agreement”), pursuant to which he has undertaken to vote all Shares he beneficially owns in favor of the adoption of the Merger Agreement and against any alternative acquisition proposal other than the Merger, and not to transfer the Shares he beneficially owns during the pendency of the Merger. The Voting Agreement terminates upon the termination of the Merger Agreement.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Voting Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

The Merger Agreement and the Voting Agreement, and the above descriptions, have been included to provide investors and security holders with information regarding their terms. They are not intended to provide any other factual information about the Company, Parent, or Merger Sub or any of their respective subsidiaries or affiliates. In particular, the assertions embodied in the representations, warranties, covenants, and agreements contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and are subject to limitations agreed upon by the parties to the Merger Agreement, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The Company will furnish copies of any disclosures to the SEC upon request. These disclosures contain information that modifies, qualifies, and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement and the other agreements have been made for the purposes of allocating risk between the parties to such agreements instead of establishing matters of fact, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the representations and warranties in the Merger Agreement and the other agreements may not constitute the actual state of facts or condition of the Company, Parent, or Merger Sub or any of their respective subsidiaries or affiliates. Investors should not rely on the representations, warranties, covenants, and agreements or any description thereof as characterizations of the actual state of facts or condition of the Company, Parent, or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties, covenants, and agreements may change after the date of the Merger Agreement and the other agreements, which subsequent information may or may not be fully reflected in public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties and the Merger that will be contained in, or incorporated by reference into, the definitive proxy statement that the Company will file in connection with the Merger as well as in the other filings that the Company makes with the SEC.

Item 8.01	Other Events.

On September 23, 2019, the Company issued a press release announcing the execution of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Additional Information about the Proposed Merger Transaction and Where to Find It

This communication relates to the proposed merger transaction involving Arotech Corporation (“Arotech”) and may be deemed to be solicitation material in respect of the proposed merger transaction. In connection with the proposed merger transaction, Arotech will file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or for any other document that Arotech may file with the SEC or send to Arotech’s stockholders in connection with the proposed merger transaction. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF AROTECH ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT AROTECH, THE PROPOSED MERGER TRANSACTION AND RELATED MATTERS. The proposed merger transaction will be submitted to Arotech’s stockholders for their consideration. Investors and security holders will be able to obtain free copies of the Proxy Statement (when available) and other documents filed by Arotech with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by Arotech with the SEC will also be available free of charge on Arotech’s website at www.arotech.com or by contacting Arotech’s Investor Relations contact at Scott.Schmidt@arotechusa.com.

Participants in the Solicitation

Arotech and its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from Arotech’s stockholders with respect to the proposed merger transaction under the rules of the SEC. Information about the directors and executive officers of Arotech and their ownership of shares of Arotech’s common stock is set forth in its Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on March 7, 2019, its proxy statement for its 2019 annual meeting of stockholders, which was filed with the SEC on March 22, 2019 and in subsequent documents filed with the SEC, including the Proxy Statement. Additional information regarding the persons who may be deemed participants in the proxy solicitations and a description of their direct and indirect interests in the merger transaction, by security holdings or otherwise, will also be included in the Proxy Statement and other relevant materials to be filed with the SEC when they become available. You may obtain free copies of this document as described above.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Arotech generally identifies forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. Arotech has based these forward-looking statements largely on its then-current expectations and projections about future events and financial trends as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Arotech’s control. Arotech’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: (i) risks associated with Arotech’s ability to obtain the stockholder approval required to consummate the proposed merger transaction and the timing of the closing of the proposed merger transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed merger transaction will not occur; (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement; (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement, (iv) unanticipated difficulties or expenditures relating to the proposed merger transaction, the response of business partners and competitors to the announcement of the proposed merger transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed merger transaction; and (v) those risks detailed in Arotech’s most recent Annual Report on Form 10-K and subsequent reports filed with the SEC, as well as other documents that may be filed by Arotech from time to time with the SEC. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Arotech cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made. Except as required by applicable law or regulation, Arotech undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Item 9.01	Financial Statements and Exhibits.

(d)	The following Exhibits are furnished as part of this Current Report on Form 8-K:

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated September 22, 2019, by and among Arotech Corporation, Argonaut Intermediate, Inc. and Argonaut Merger Sub, Inc.*

10.1	Voting Agreement, dated September 22, 2019, by and among Argonaut Intermediate, Inc., Arotech Corporation and the Holders party thereto.

99.1	Press release, dated September 23, 2019.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AROTECH CORPORATION

/s/ Dean M. Krutty
Name:	Dean M. Krutty
Title:	President and Chief Executive Officer

Dated: September 23, 2019